PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Louise A. Walker                                              October 27, 2021
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Third Quarter 2021 Net Income of $4.5 Million, Up 31.7% from One Year Ago

Dixon, California—First Northern Community Bancorp (the “Company”, OTCQB: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $11.0 million, or $0.81 per diluted share, for the nine months ended September 30, 2021, up 24.8% compared to net income of $8.8 million, or $0.65 per diluted share, for the nine months ended September 30, 2020.

Net income for the quarter ended September 30, 2021 was $4.5 million, or $0.33 per diluted share, up 31.7% compared to net income of $3.4 million, or $0.25 per diluted share, for the quarter ended September 30, 2020.

Total assets as of September 30, 2021 were $1.92 billion, an increase of $247.2 million, or 14.7%, compared to September 30, 2020. Total deposits as of September 30, 2021 were $1.75 billion, an increase of $250.7 million, or 16.7%, compared to September 30, 2020. Total net loans (including loans held-for-sale) as of September 30, 2021 were $825.6 million, a decrease of $144.9 million, or 14.9%, compared to September 30, 2020. The decrease in net loans was primarily driven by payoffs and forgiveness on loans made under the SBA’s Paycheck Protection Program (PPP) totaling approximately $276 million, which was partially offset by PPP loans originated totaling $115.0 million. The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of September 30, 2021.

Commenting on the Company’s financial results, President & Chief Executive Officer Louise Walker stated, “We are pleased to report First Northern Community Bancorp delivered another strong quarter. We saw encouraging signs of economic recovery, and customer activity started to normalize. Credit quality continued to rebound from the initial shock of the onset of the pandemic, illustrating that our decisive and conservative actions and working closely with our customers made a meaningful difference. Driving the increase in net income for the first nine months of this year compared to the same period in 2020, were gains from mortgage-related activities, debit card income, service charge income, investment and brokerage services income and decreases in interest expense and provision for loan losses.”

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Reversal of provision for loan losses totaled $1,800,000 for the three months ended September 30, 2021, compared to provision for loan losses of $800,000 for the same period in 2020. Reversal of provision for loan losses totaled $1,500,000 for the nine months ended September 30, 2021, compared to provision for loan losses of $2,250,000 for the same period in 2020. The reversal of provision for loan losses was primarily due to a decrease in specific reserves on loans to one borrower coupled with an overall decrease in qualitative factors resulting from an improvement in economic conditions.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn and Rancho Cordova. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 11 branches. First Northern is rated as a Veribanc “Blue Ribbon” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended June 30, 2021 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s expectations about our assessment of economic conditions and trends and customer activity and their impact on our business, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Given the many challenges and uncertainties resulting from the coronavirus pandemic, such as the extent and duration of the impact on public health, the U.S. and California economies, financial markets and consumer and corporate customers and clients, including economic activity, employment levels and market liquidity, and on our business, results of operation and financial condition, as well as the various actions taken in response to the challenges and uncertainties by governments, regulatory agencies and others, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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